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                                                                     EXHIBIT 8.1

                      [VINSON & ELKINS L.L.P. LETTERHEAD]



                               November 12, 1998



BMC Software, Inc.
2101 City West Blvd.
Houston, Texas 77042-2827

Gentlemen:

     You have requested our opinion regarding certain income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the proposed merger (the "Merger") of Ranger Acquisition Corp. ("Merger Sub"), a direct, wholly owned subsidiary of BMC Software, Inc. ("BMC"), with and into Boole & Babbage, Inc. ("Boole") pursuant to the Agreement and Plan of Reorganization dated as of October 31, 1998 (the "Merger Agreement")(1).

     Our opinion is based upon (i) the Merger Agreement (ii) the facts set forth in the Registration Statement filed with the Securities and Exchange Commission with respect to the Merger (the "Registration Statement"), (iii) the representations as to the existence of certain facts set forth in the Tax Certificates executed by BMC and Boole dated November 12, 1998 (the "Representations"), and (iv) current provisions of the Code, existing regulations thereunder, current administrative rulings of the Internal Revenue Service and court decisions. Based thereupon, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement and that there are no other relevant agreements, arrangements, or understandings among any of BMC, Merger Sub, Boole or the stockholders of Boole other than those described or referenced in the Merger Agreement, it is our opinion that:

          (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

          (ii) each of BMC, Merger Sub and Boole will be a party to the reorganization within the meaning of section 368(b) of the Code; and



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 (1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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BMC Software, Inc.
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November 12, 1998


          (iii) BMC, Merger Sub and Boole will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

     In addition, in our opinion the description of the material federal income tax consequences of the Merger set forth under the heading "Material Federal Income Tax Consequences" in the Registration Statement is accurate and complete in all material respects and such discussion represents our opinion.

     We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, any transactions that are not specifically addressed in the foregoing opinion.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our Firm under the heading "Material Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,



                                       /s/ VINSON & ELKINS L.L.P.
                                       VINSON & ELKINS L.L.P.